UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IX ACQUISITION CORP.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS

ADJOURNED TO OCTOBER 10, 2025

This proxy supplement revises and updates certain information that was provided in the definitive proxy statement, dated September 23, 2025 (the “Definitive Proxy Statement”) and the supplement to the Definitive Proxy Statement, dated September 24, 2025 (the “First Supplement”). We urge you to read this supplement to, both, the Definitive Proxy Statement and the First Supplement, carefully and in its entirety. We also encourage you, if you have not done so already, to review the Definitive Proxy Statement and the First Supplement.

The Extraordinary General Meeting has been adjourned to October 10, 2025, at 5:00 p.m. Eastern Time, at the offices of Loeb & Loeb LLP, located at 345 Park Avenue, 21st Floor, New York, New York 10154.

Even if you plan to attend the Extraordinary General Meeting, it is strongly recommended you complete and return your proxy card before the Extraordinary General Meeting date, to ensure that your shares will be represented at the Extraordinary General Meeting if you are unable to attend. You will not be required to attend the Extraordinary General Meeting in person in order to vote. You will be able to vote your shares online by visiting https://www.cstproxy.com/ixacq/2025.

The purpose of this document is to supplement both the Definitive Proxy Statement and the First Supplement with certain new and/or revised information (the “Second Supplement”) as follows:

Change in Terms for Extension. IX Acquisition Sponsor LLC (the “Sponsor”) has agreed to contribute to the Company, as a loan, the lesser of (x) $40,000 or (y) $0.04 for each public share that remains outstanding and is not redeemed in connection with the fourth extension for each calendar month (commencing on October 12, 2025 until October 12, 2026).

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Definitive Proxy Statement and the First Supplement continues to apply and should be considered in voting your shares.